Exhibit 3.1

D
PC

The Commonwealth of Massachusetts

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED **Restated Articles of Organization** FORM MUST BE TYPED

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

(1) Exact name of corporation: ImmunoGen, Inc.

(2) Registered office address: CT Corporation System, 155 Federal Street, Suite 700, Boston, Massachusetts 02110
(number, street, city or town, state, zip code)

(3) Date adopted: ____________________
(month, day, year)

(4) Approved by:

(check appropriate box)

☐ the directors without shareholder approval and shareholder approval was not required;

OR

☑ the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation's articles of organization.

(5) The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:*

ARTICLE I

The exact name of the corporation is:

ImmunoGen, Inc.

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:**

The purpose of the corporation is to engage in any lawful business for which a corporation may be organized under Chapter 156D of the General Laws of Massachusetts.

** Changes to Article VIII must be made by filing a statement of change of supplemental information form.*

*** Professional corporations governed by G.L. Chapter 156A and must specify the professional activities of the corporation.*

P.C.

c156ds1007950c11335 01/13/05

ARTICLE III State the total number of shares and par value, * if any, of each class of stock that the corporation is authorized to issue. All corpo-rations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation. WITHOUT PAR VALUE WITH PAR VALUE TYPE NUMBER OF SHARES TYPE NUMBER OF SHARES PAR VALUE ARTICLE IV Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and rela-tive rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received. ARTICLE V The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are: ARTICLE VI Other lawful provisions, and if there are no such provisions, this article may be left blank. Note: The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendment. *G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto. Common 100 $0.01 (a) Voting Rights. The holders of shares of common stock shall be entitled to one vote for each share so held with respect to all matters to be voted on by shareholders of the corporation. (b) Rights Upon Dissolution. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the net assets of the corporation shall be distributed pro rata to the holders of the common stock. None. See Article VI attached hereto and made a part hereof.

ARTICLE VII The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing: It is hereby certified that these restated articles of organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment. Specify the number(s) of the article(s) being amended: __________________________________________________________ Signed by: ___________________________________________________________________________________________ , (signature of authorized individual) on this _________________________day of_________________________________________ , _____________________ . II, III, IV, V, VI ® Chairman of the board of directors, ® President, ® Other officer, ® Court-appointed fiduciary, twelfth February 2024 X /s/ Emily Weith

Examiner Name approval C M COMMONWEALTH OF MASSACHUSETTS William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512 Restated Articles of Organization (General Laws Chapter 156D, Section 10.07; 950 CMR 113.35) I hereby certify that upon examination of these restated articles of organiza-tion, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $______ having been paid, said articles are deemed to have been filed with me this _____________ day of _____________, 20______ , at _______a.m./p.m. time Effective date: _________________________________________________ (must be within 90 days of date submitted) WILLIAM FRANCIS GALVIN Secretary of the Commonwealth Filing fee: Minimum filing fee $200, plus $100 per article amended, stock in-creases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof. TO BE FILLED IN BY CORPORATION Contact Information: Telephone: ____________________________________ Email: ______________________________________________________ Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue. CT Corporation System 155 Federal Street, Suite 700 Boston, Massachusetts 02110 (617) _______________ 757-6400 [Intentionally omitted]

ARTICLE VI (a) The board of directors may make, amend or repeal the bylaws in whole or in part, except with respect to any provision thereof which by law or the bylaws requires action by the shareholders. (b) Notwithstanding anything in these articles of organization or the corporation’s bylaws to the contrary, (i) shareholders may act without a meeting by unanimous written consent, and (ii) where written consents are solicited by or at the direction of the board of directors, shareholders may act without a meeting if the action is taken by shareholders having not less than the minimum number of votes necessary to take that action at a meeting at which all shareholders entitled to vote on the action are present and voting. Any action by written consent must be a proper subject for shareholder action by written consent. (c) The board of directors may consist of one or more individuals, notwithstanding the number of shareholders. (d) To the maximum extent permitted by Chapter 156D of the Massachusetts General Laws, as the same exists or may hereafter be amended, no director of the corporation shall be personally liable to the corporation for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of the provisions of this paragraph shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any act or failure to act of such director occurring prior to such amendment or repeal.